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                                                        EXHIBIT 8

                               July 11, 1994



Board of Directors
The E. W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, OH 45202

Board of Directors
Scripps Howard Broadcasting Company
312 Walnut Street, 28th Floor
Cincinnati, OH 45202

Members of the Boards:

                 This is in response to your request for our tax opinion on the proposed merger (the "Merger") of Scripps Howard Broadcasting Company, an Ohio corporation ("SHBC") into SHB Merger Corporation, an Ohio corporation ("Mergerco"), a wholly-owned subsidiary of The E. W. Scripps Company, a Delaware corporation ("EWS"). The conclusions presented herein are based on the facts and representations in the Agreement and Plan of Merger by and among SHBC, Mergerco and EWS dated as of May 4, 1994 (the "Agreement") and the Proxy Statement-Prospectus included as a part of the Registration Statement on Form S-4 filed by EWS with the Securities and Exchange Commission ("SEC") on July 12, 1994, the representations of facts set forth in letters dated July 11, 1994 from EWS and SHBC (collectively, the "Documents"), and the applicable tax law as it exists today. We have assumed with your consent that the representations in such letters are true and that there will be no change in any of the facts material to this opinion between the date of this opinion and the Merger Effective Date.


FACTS
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                 EWS is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware.
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                 The authorized capital stock of EWS consists of:

            (i) Class A Common Stock, par value of $.01 per share, which is entitled to elect the greater of three or one-third of the directors of EWS, but is not entitled to vote on any other matters except as required by Delaware law, of which 120,000,000 shares are authorized and approximately 54,586,495 shares were outstanding as of the date of the Agreement;

           (ii) Common Voting Stock, par value of $.01 per share, which is entitled to elect all remaining directors and to vote on all other matters and is convertible into EWS Class A Common Stock, of which 30,000,000 shares are authorized and approximately 20,174,833 shares were outstanding as of the date of the Agreement; and

          (iii) Preferred Stock, par value of $.01 per share, of which 25,000,000 shares are authorized and no shares are outstanding.

The Common Voting Stock of EWS is owned by 27 owners. The Class A Common Stock of EWS, which is also voting stock, is listed on the New York Stock Exchange ("NYSE") and is owned by approximately 4,500 owners. EWS and its subsidiaries, including SHBC, file a consolidated federal income tax return.

                 EWS is a holding company which through its subsidiaries operates principally in four business segments: publishing, broadcasting, cable television and entertainment. It publishes newspapers in several states. It is a leading distributor of news columns, comics and other features for the newspaper industry and owns and licenses worldwide copyrights relating to "Peanuts" and other character properties for use on numerous products and for exhibit on television, video cassettes and other media. Its television broadcasting operations are owned and operated by SHBC. Its cable television system operations, some of which are owned by SHBC, are conducted in Florida, California, Colorado, Georgia, Indiana, Kentucky, South Carolina, Virginia and West Virginia. It has announced plans through SHBC to introduce The Home & Garden Television Network, a 24-hour cable channel, and has established a new business to develop news and entertainment programming for domestic and international distribution.

                 Mergerco, a wholly-owned subsidiary of EWS, is a corporation organized under the laws of the State of Ohio for purposes of this transaction.
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                 SHBC is a corporation duly incorporated and existing in good standing under the laws of the State of Ohio.

                 On the date of the Agreement, the authorized capital stock of SHBC consisted of Common Stock, par value $.25 per share, of which 25,000,000 shares are authorized and approximately 10,325,788 shares are outstanding. EWS owns directly or indirectly 8,890,199 shares (86.1%) of the SHBC Common Stock. The SHBC Common Stock is traded over the counter on the NASDAQ National Market System. SHBC and its subsidiaries are included in the EWS consolidated federal income tax return.

                 SHBC operates nine broadcast television stations, cable television systems with 292,000 basic subscribers, The Home & Garden Television Network, and Cinetel Productions, one of the largest independent producers of cable television programming.

THE TRANSACTION
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                 EWS and SHBC will combine their respective businesses through a transaction (the "Transaction") intended to be a tax-free reorganization.
EWS believes that, among other benefits, it will realize significant savings in costs and management time as of the result of the operation of one public company and the elimination of potential conflicts of interest and potential corporate governance and opportunity issues. SHBC believes that SHBC and its shareholders will benefit from the participation in a larger, more diversified company and increased shareholder liquidity.

                 The Agreement provides for the acquisition of SHBC by EWS through the merger of SHBC with and into Mergerco, with Mergerco being the surviving corporation. As a result of the Merger, the separate existence of SHBC shall cease, and all of its assets, properties, obligations and liabilities shall become the assets, properties, obligations and liabilities of Mergerco as the surviving corporation in the Merger. The affirmative vote of the holders of a majority of the outstanding SHBC Common Stock entitled to vote at the Special Meeting is required for adoption of the Agreement. All of the SHBC Common Stock owned directly or indirectly by EWS will be voted in favor of the adoption of the Agreement.

                 On the Merger Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, each share of SHBC Common Stock issued and outstanding on the Merger
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Effective Date shall become and be converted into 3.45 shares of EWS Class A
Common Stock, which is voting stock, subject to the following exceptions:

     (i) shares which have not been voted in favor of the adoption of the Agreement with respect to which appraisal rights have been perfected in accordance with Sections 1701.84 and 1701.85 of the Ohio Revised Code (the "Dissenting Shares"),

    (ii)         shares held directly or indirectly by EWS, and

    (iii)        shares held as treasury stock of SHBC.

                 The holders of Dissenting Shares shall cease to have any rights as stockholders of SHBC except for the right to be paid fair cash value of such shares. Shares held directly or indirectly by EWS and shares held as treasury stock of SHBC shall by virtue of the Merger be cancelled.

                 No fractional shares of EWS Class A Common Stock will be issued in exchange for any shares of SHBC Common Stock. In lieu of such fractional share interest, any holder of SHBC Common Stock who would otherwise be entitled to a fractional share of EWS Class A Common Stock will, upon surrender of his, her or its certificate or certificates representing SHBC Common Stock, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the per share closing price of EWS Class A Common Stock reported on the NYSE on the Merger Effective Date.

                 As soon after the Merger Effective Date as administratively feasible, EWS will contribute all the stock of Mergerco to Scripps Howard, Inc., a wholly-owned subsidiary of EWS.

REPRESENTATIONS
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                 In order to determine the consequences of the Transaction for federal income tax purposes, you have directed us to rely on the following assumptions and representations:

         (1) The fair market value of the EWS Class A Common Stock received by each SHBC shareholder will be approximately equal to the fair market value of the SHBC Common Stock surrendered in the Transaction.

         (2) To the best of the knowledge of the management of SHBC, there is no plan or intention on the part of the shareholders of SHBC (other than EWS and its
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                 subsidiaries) to sell, exchange or otherwise dispose of a
                 number of shares of EWS Class A Common Stock received in the Transaction that would reduce such shareholders' ownership of EWS Class A Common Stock to a number of shares having a value, as of the Merger Effective Date, of less than 50 percent of the value of all of the formerly outstanding SHBC Common Stock owned by such shareholders as of the same date. For purposes of this representation, shares of SHBC Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of EWS Class A Common Stock are treated as outstanding SHBC Common Stock on the Merger Effective Date. Moreover, shares of SHBC Common Stock and EWS Class A Common Stock held by SHBC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Transaction are considered in making this representation.

         (3) Mergerco will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by SHBC immediately prior to the Transaction. For purposes of this representation, amounts paid by SHBC to holders of Dissenting Shares, amounts used by SHBC to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by SHBC immediately preceding the Transaction will be included as assets of SHBC held immediately prior to the Transaction.

         (4) Prior to the Transaction, EWS will be in control of Mergerco within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         (5) Following the Transaction, Mergerco will not issue additional shares of its stock that would result in EWS losing control of Mergerco within the meaning of Section 368(c) of the Code.

         (6) EWS and Mergerco have no plan or intention to reacquire any of the EWS Class A Common Stock issued in the Transaction.

         (7) EWS has no plan or intention to liquidate Mergerco or merge Mergerco into another corporation, to sell or otherwise dispose of the stock of Mergerco, and EWS and Mergerco have no plan or intention to sell or otherwise dispose of any of the assets of SHBC acquired in the transaction, except dispositions made in the ordinary course of business or transfers described in Section
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                 368(a)(2)(C) of the Code, including the contribution by EWS of all the stock of Mergerco to Scripps Howard, Inc., a wholly-owned subsidiary of EWS.

         (8) The liabilities of SHBC assumed by Mergerco and the liabilities to which the transferred assets of SHBC are subject were incurred by SHBC in the ordinary course of its business.

         (9) Following the merger of SHBC into Mergerco, Mergerco will continue the historic business of SHBC or use a significant portion of SHBC's business assets in a business.

         (10) EWS, Mergerco, SHBC and the shareholders of SHBC will pay their respective expenses, if any, incurred in connection with the Transaction.

         (11) There is no intercorporate indebtedness existing between EWS and SHBC or between Mergerco and SHBC that was issued, acquired, or will be settled at a discount.

         (12) No two parties to the Transaction are "investment companies" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         (13) SHBC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (14) The fair market value of the assets of SHBC transferred to Mergerco will equal or exceed the sum of the liabilities assumed by Mergerco plus the amount of liabilities, if any, to which the transferred assets are subject.

         (15)    No stock of Mergerco will be issued in the Transaction.

         (16) The payment of cash in lieu of fractional shares of EWS Class A Common Stock is solely for the purpose of avoiding the expense and inconvenience to EWS of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Transaction to shareholders of SHBC instead of issuing fractional shares of EWS Class A Common Stock will not exceed 1 percent of the total consideration that will be issued in the Transaction to the shareholders of SHBC in exchange for their shares of SHBC Common Stock. The fractional share interests of each shareholder of SHBC
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                 will be aggregated, and no shareholder of SHBC will receive cash in an amount equal to or greater than the value of one full share of EWS Class A Common Stock.

         (17) None of the compensation to be received by any shareholder-employees of SHBC will be separate consideration for, or allocable to, any of their shares of SHBC Common Stock; none of the shares of EWS Class A Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (18) Any cash paid to any Dissenting Shareholder will be paid by EWS.

         (19) The merger of SHBC into Mergerco will qualify as a statutory merger under the laws of Ohio. Additionally, if SHBC had merged into EWS, it would have met the general requirements of a merger under applicable law.

APPLICABLE LAW
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                 Section 368(a)(1)(A) of the Code provides that the term
"reorganization" means a statutory merger or consolidation. Under Section 1.368-2(b)(1) of the Treasury Regulations ("Regulations"), in order to qualify as a reorganization under Section 368(a)(1)(A) of the Code, the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia. It is represented that the Merger will qualify as a statutory merger under the laws of Ohio. Accordingly, the Merger should qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

                 Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation, in exchange for stock of a corporation (referred to as the "controlling corporation") which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under Section 368(a)(1)(A) if (i) no stock of the acquiring corporation is used in the transaction, and (ii) in the case of a transaction under Section 368(a)(1)(A), such transaction would have qualified under Section 368(a)(1)(A) had the merger been into the controlling corporation.
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                 Section 368(c) of the Code provides that the term "control"
means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

                 At the time of the Transaction, EWS will directly own 100% of the issued and outstanding stock of Mergerco; therefore, EWS will be in control of Mergerco within the meaning of Section 368(c) of the Code. The fact that EWS intends to contribute to Scripps Howard, Inc., its wholly-owned subsidiary, the stock of Mergerco after the transaction should not adversely affect its control of Mergerco at the time of the transaction.

                 Rev. Proc. 77-37, 1977-2 C.B. 568, provides that the "substantially all" requirement of Section 368(a)(2)(D) is satisfied if there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corporation immediately prior to the transfer. All payments to dissenters and all redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan of reorganization will be considered as assets held by the corporation immediately prior to the transfer. It is represented that Mergerco will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by SHBC immediately prior to the Merger and that no stock of Mergerco will be issued in the Merger.

                 It is represented that the Merger will qualify as a statutory merger under the laws of Ohio and that, if SHBC had merged into EWS, it would have met the general requirements of a merger under applicable law.

                 Section 1.368-2(b)(2) of the Regulations, in discussing the requirement of Section 368(a)(2)(D)(ii) of the Code that the merger of the target corporation into the acquiring corporation would have qualified as a statutory merger under Section 368(a)(1)(A) of the Code had the merger been into the controlling corporation, states:

                 "The foregoing test of whether the transaction would have qualified under Section 368(a)(1)(A) if the merger had been into the controlling corporation means that the general requirements of a reorganization under Section 368(a)(1)(A) (such as a business purpose, continuity of business enterprise and continuity of
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                 interest) must be met in addition to the special requirements of Section 368(a)(2)(D). Under this test, it is not relevant whether the merger into the controlling corporation could have been effected pursuant to State or Federal corporation law."

                 Rev. Rul. 74-297, 1974-1 C.B. 84, held that the merger of an unrelated domestic corporation into the wholly owned domestic subsidiary of a foreign corporation through an exchange of the parent corporation's stock, which met the business purpose and continuity requirements of Section 368(a)(1)(A) of the Code, qualified as a reorganization by reason of the application of Section 368(a)(2)(D) (subject to meeting certain requirements under Section 367 that are not relevant to this discussion). Although not citing Section 1.368-2(b)(2) of the Regulations, Rev. Rul. 74-297 rested its holding on a rationale that is almost word-for-word identical with that portion of the regulations quoted above. Based upon the representation that SHBC could merge into EWS if the Agreement had provided, the requirements of Section 368(a)(2)(D)(ii) should be met.

                 Pursuant to the Transaction, solely EWS Class A Common Stock will be transferred to the shareholders of SHBC, except that cash will be issued in lieu of fractional shares of EWS Class A Common Stock. It is represented that the payment of cash in lieu of fractional shares of EWS Class A Common Stock is solely for the purpose of avoiding the expense and inconvenience to EWS of issuing fractional shares and does not represent separately bargained-for consideration. In Rev. Rul. 66-365, 1966-2 C.B. 116, the Internal Revenue Service held that the receipt of cash in lieu of fractional shares under such circumstances will not violate the "solely for voting stock" requirement of Section 368 of the Code.

                 In addition to the definitional requirements set forth in the statute, in order for a transaction to be a tax-free reorganization, certain requirements set forth under Section 1.368-1(b) of the Regulations must be satisfied. The Regulations provide that the purpose of the reorganization provisions of the Code is to except from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code, as are required by business exigencies and which effect only a readjustment of continuing interest in property under modified corporate form. Requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.
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                 To be treated as a reorganization, the transaction must be planned and carried out for a genuine business purpose. EWS and SHBC believe that they will realize significant savings in costs and management time as a result of the operation of one public company and the elimination of potential conflict of interest and potential corporate opportunity and governance issues.

                 Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic business assets in a business. It is represented that after the Transaction, Mergerco will continue the historic business of SHBC or use a significant portion of such historic business assets in its business. Accordingly, the Transaction should meet the continuity of business enterprise requirement.

                 Under Section 1.368-1(b) of the Regulations, the continuity of interest doctrine requires that in a reorganization there must be a continuing interest through stock ownership on the part of those persons who, directly or indirectly, were the owners of the stock of the acquired corporation prior to the reorganization. Rev. Proc. 77-37 (supra) provides that the continuity of interest requirement of Section 1.368-1(b) of the Regulations is satisfied if there is continuing interest through the stock ownership in the acquiring or transferee corporation on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date.

                 It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange stock of the acquiring or transferee corporation, or a corporation in "control" thereof, which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof) which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation. Sales, redemptions, and other dispositions of stock occurring prior or, if planned or intended by the shareholder at the time of the transaction, subsequent to the exchange will be considered in determining whether there is a
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50 percent continuing interest through stock ownership as of the effective date of the reorganization.

                 It is represented that, to the best of the knowledge of the management of SHBC, there is no plan or intention on the part of shareholders of SHBC Common Stock (other than EWS and it subsidiaries) to sell, exchange, or otherwise dispose of a number of shares of EWS Class A Common Stock that will reduce such shareholders' ownership of such stock to a number of shares having, as of the date of the Transaction, a value of less than 50 percent of the total value of all the formerly outstanding shares of SHBC Common Stock owned by such shareholders as of the same date. Accordingly, the Transaction should meet the continuity of interest requirement.

                 The 50 percent continuity of interest standard set forth in Rev. Proc. 77-37 is a guideline utilized by the Internal Revenue Service in determining whether to issue an advance ruling, and does not represent how much continuity of interest is needed in a reorganization as a matter of law. In fact, in NELSON V. HELVERING, 296 U.S. 374 (1936), the Supreme Court held that there was a valid reorganization when the continuity of interest was equal to 38 percent.

                 Based upon the analysis set forth above, the Transaction should qualify as a reorganization as described under Sections 368(a)(2)(D) and 368(a)(1)(A) the Code.

                 Section 368(b)(2) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another corporation. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D), the term "a party to a reorganization" also includes the controlling corporation referred to in
Section 368(a)(2)(D). Accordingly, EWS, Mergerco and SHBC will each be "a party to a reorganization."

                 Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is "a party to a reorganization" and exchanges property, in pursuance of the plan or reorganization, solely for stock or securities in another corporation, "a party to the reorganization."

                 Section 357(a) of the Code provides that if the taxpayer receives property which would be permitted to be received under Section 361 without the recognition of gain if it were the sole consideration, and as a part of the consideration, another party to the exchange assumes a liability of the
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taxpayer, or acquires from the taxpayer property subject to a liability, then such assumption or acquisition shall not be treated as money or other property, and shall not prevent the exchange from being within the provisions of Section 361.

                 Since the Transaction is a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and SHBC is exchanging its property solely for EWS Class A Common Stock, no gain or loss will be recognized by SHBC by reason of the Transaction and Sections 361(a) and 357(a) of the Code.

                 Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. In a transaction to which Section 1032(a) applies, the corporation receiving property exchanges its own stock for such property rather than the stock of its parent corporation. Rev. Rul. 57-278, 1957-1 C.B. 124, involves a transaction in which a corporation acquired substantially all of the properties of another corporation in exchange solely for the voting stock of a corporation which was in control of the acquiring corporation in a transaction which was held to qualify as a reorganization described in Section 368(a)(1)(C). The ruling further holds that no gain or loss is recognized to the parent or the subsidiary corporation as a result of the exchanges made pursuant to the plan of reorganization. In the case at hand, SHBC will merge with and into Mergerco in exchange for EWS Class A Common Stock and cash in lieu of fractional shares. The holding in Rev. Rul. 57-278 should apply equally here and accordingly, no gain or loss should result to EWS or Mergerco as a result of the Transaction.

                 Section 362(b) of the Code provides that if property was acquired by a corporation in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer. Since Mergerco will receive property (i.e., the assets) from SHBC in connection with a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Code, the basis of the assets to be received by Mergerco will be the same as the basis of those assets in the hands of SHBC immediately prior to the transfer.

                 Section 1223(2) of the Code provides that, in determining the period for which the taxpayer has held property, however acquired, there shall be included the period for which such property was held by any other person, if such property has, for purposes of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in his hands as it would have in the hands of such other person. Because the basis of the
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assets to be received by Mergerco will be the same as the basis of those assets in the hands of SHBC immediately prior to the transfer, the holding period for the assets of SHBC to be received by Mergerco will include the period during which such assets were held by SHBC.

                 Section 354(a) provides that no gain or loss will be recognized if stock in a corporation a party to a reorganization is, in pursuance of the plan of reorganization, exchanged solely for stock in another corporation a party to the reorganization. Therefore, since the shareholders of SHBC, a party to the reorganization, will receive solely EWS Class A Common Stock, another party to the reorganization, no gain or loss will be recognized by the shareholders of SHBC, except with respect to fractional share interests.

                 Section 358(a)(1) of the Code provides that, in the case of an exchange to which Section 354 applies, the basis of the property permitted to be received under Section 354 without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of any money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized on such exchange (not including any portion of such gain which was treated as a dividend).

                 Since the Transaction constitutes an exchange to which Section 354 of the Code applies, the basis of the EWS Class A Common Stock (including the fractional share interests that they would otherwise be entitled to receive) in the hands of the SHBC shareholders will be the same as the basis of the SHBC Common Stock surrendered in the exchange.

                 Section 1223(1) of the Code provides that, in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in his hands as the property exchanged, provided the property exchanged at the time of such exchange is a capital asset as defined in Section 1221. Since the EWS Class A Common Stock held by the SHBC shareholders will have the same basis (in whole or in part) as the stock exchanged, the holding period of the EWS Class A Common Stock (including the fractional share interests that they would otherwise be entitled to receive) will include the period for
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which the SHBC Common Stock was held, provided that such stock was held as a capital asset on the date of the exchange.

                 Rev. Proc. 77-41, 1977-2 C.B. 574, provides that the Internal Revenue Service will issue an advance ruling under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations will be treated as having been received in part or full payment in exchange for the stock redeemed, if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration. The purpose of the transaction giving rise to the fractional share interests, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling will be issued.

                 It has been represented that the cash payments will be made solely for the purpose of saving EWS the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration. In addition, it has been represented that the total cash consideration that will be paid in the transaction to SHBC shareholders instead of issuing fractional shares of EWS Class A Common Stock will not exceed 1 percent of the total consideration and such fractional share interests will be aggregated so that no SHBC shareholder will receive cash in an amount equal to or greater than the value of one full share of EWS Class A Common Stock.

                 Accordingly, cash received by a shareholder of SHBC otherwise entitled to receive a fractional shares of EWS Class A Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by EWS. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the shareholders, provided the SHBC stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

                 Section 302(b)(3) of the Code provides that if a distribution to a dissenting shareholder is in complete redemption of all of the stock of a corporation owned by such shareholder actually or constructively, such redemption shall be

Board of Directors
July 11, 1994
Page 15

treated as a distribution in part or full payment in exchange for such stock. Under Rev. Rul. 73-102, 1973-1 C.B. 186, because of the operation of Section 302 of the Code, where cash is received by a Dissenting Shareholder who will not receive actually or constructively any EWS Common Stock in the Transaction, such cash will be treated as received by the Dissenting Shareholder as a distribution in redemption of his, her or its stock, subject to the provisions and limitations of Section 302 of the Code.

OPINION
- -------

                 Based upon the facts set forth above, in the Agreement and in the Proxy Statement-Prospectus filed by EWS on July 12, 1994, the representations of fact as set forth in letters dated July 11, 1994 from EWS and SHBC, and the applicable tax law as it exists today, our opinion as to the federal income tax consequences of the Transaction is as follows:

- -        The Transaction will qualify as a reorganization under Sections
         368(a)(1)(A) and 368(a)(2)(D) of the Code. EWS, Mergerco and SHBC will each be "a party to a reorganization" within the meaning of
         Section 368(b) of the Code.

- -        No gain or loss will be recognized to SHBC upon the transfer of its assets to Mergerco in exchange for EWS Class A Common Stock and the cash to be paid in lieu of fractional shares. Sections 361(a) and 357(a) of the Code.

- -        No gain or loss will be recognized to EWS or Mergerco on the receipt of SHBC's assets by Mergerco in exchange for EWS Class A Common Stock and the cash to be paid in lieu of fractional shares. Rev. Rul. 57-278, 1957-1 C.B. 124.

- -        The basis of the assets of SHBC in the hands of Mergerco will be the same as the basis of such assets in the hands of SHBC immediately prior to the Transaction. Section 362(b) of the Code.

- -        The holding period of the property acquired by Mergerco from SHBC will include the holding period of such property in the hands of SHBC immediately prior to the Transaction. Section 1223(2) of the Code.

- -        No gain or loss will be recognized by a SHBC shareholder on the receipt of EWS Class A Common Stock (including any fractional share interest to which such holder may be entitled) solely in exchange for his shares of SHBC Common Stock. Sections 356(a) and 356(c) of the Code.

- -        The basis of EWS Class A Common Stock (including fractional share interest to which such holder may be entitled) received by a SHBC shareholder who exchanges SHBC Common Stock for EWS Class A Common Stock will be the same as the

Board of Directors
July 11, 1994
Page 16

         basis of the SHBC Common Stock surrendered in the exchange therefor.
         Section 358(a)(1) of the Code.

- -        The holding period of the EWS Class A Common Stock (including any fractional share interest to which such holder may be entitled) received by a SHBC shareholder will include the holding period of the SHBC Common Stock surrendered in exchange therefor, provided that such SHBC Common Stock was held as a capital asset at the Merger Effective Date. Section 1223(1) of the Code.

- -        Cash received by a SHBC shareholder in lieu of a fractional share interest of EWS Class A Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of EWS Class A Common Stock which such shareholder would otherwise be entitled to receive. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the SHBC shareholder, provided the SHBC Common Stock was a capital asset in such shareholder's hands and, as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-41, 1977-2 C.B.
         574.

- -        Where cash is received by a Dissenting Shareholder, such cash payment will be treated as received by that shareholder as a distribution in redemption of his, her or its SHBC Common Stock, subject to the provisions and limitations of Section 302 of the Code. Rev. Rul. 73-102, 1973-1 C.B. 186.

                 Our opinion is not the equivalent of a ruling from the Internal Revenue Service and may upon audit be challenged by the Internal Revenue Service. Our opinion is based on the understanding that the relevant facts are, and will be at the Merger Effective Date, as set forth in this letter. It is also based on the Code, Regulations, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Were there to be such changes either before or after the Merger Effective Date, or should the relevant facts prove to be other than as set forth in this letter, our opinion could be affected.

                 We hereby consent to the reference to us under the heading "Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement-Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the

Board of Directors
July 11, 1994
Page 17

category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                   Very truly yours,



                                                   Baker & Hostetler





WMT:0224:99163:94001:WMT-002.LTR
ssd 7/7/94

                                   Exhibit A





Baker & Hostetler
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485

Dear Sirs:

                 The E. W. Scripps Company ("EWS"), SHB Merger Corporation ("Mergerco") and Scripps Howard Broadcasting Company ("SHBC") have entered into an Agreement and Plan of Merger dated as of May 4, 1994 (the "Agreement"). Pursuant to the Agreement, SHBC will merge with and into Mergerco, a wholly owned subsidiary of EWS. In accordance with the Agreement, we are requesting your opinion (the "Opinion") dated July 11, 1994, on certain federal income tax consequences of the Agreement as described in Section 7.1(g) of the Agreement with respect to the overall plan of reorganization contemplated by such Agreement (the "Transaction").

                 In preparing the Opinion, you may rely on the following representations and/or assumptions relating to the Transaction:

         (1) The fair market value of the EWS Class A Common Stock received by each SHBC shareholder will be approximately equal to the fair market value of the SHBC Common Stock surrendered in the Transaction.

         (2) To the best of the knowledge of the management of SHBC, there is no plan or intention on the part of the shareholders of SHBC (other than EWS and its subsidiaries) to sell, exchange or otherwise dispose of a number of shares of EWS Class A Common Stock received in the Transaction that would reduce such shareholders' ownership of EWS Class A Common Stock to a number of shares having a value, as of the Merger Effective Date, of less than 50 percent of the value of all of the formerly outstanding SHBC Common Stock owned by such shareholders as of the same date. For purposes of this representation, shares of SHBC Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of EWS Class A Common Stock are treated as outstanding SHBC Common Stock on the Merger Effective Date. Moreover, shares of SHBC Common Stock and EWS Class A Common Stock held by SHBC shareholders and otherwise sold, redeemed, or disposed of prior or

Baker & Hostetler
July 11, 1994
Page 2

                 subsequent to the Transaction are considered in making this representation.

         (3) Mergerco will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by SHBC immediately prior to the Transaction. For purposes of this representation, amounts paid by SHBC to holders of Dissenting Shares, amounts used by SHBC to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by SHBC immediately preceding the Transaction will be included as assets of SHBC held immediately prior to the Transaction.

         (4) The liabilities of SHBC assumed by Mergerco and the liabilities to which the transferred assets of SHBC are subject were incurred by SHBC in the ordinary course of its business.

         (5) EWS, Mergerco, SHBC and the shareholders of SHBC will pay their respective expenses, if any, incurred in connection with the Transaction.

         (6) There is no intercorporate indebtedness existing between EWS and SHBC or between Mergerco and SHBC that was issued, acquired, or will be settled at a discount.

         (7) No two parties to the Transaction are "investment companies" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         (8) SHBC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (9) The fair market value of the assets of SHBC transferred to Mergerco will equal or exceed the sum of the liabilities assumed by Mergerco, plus the amount of liabilities, if any, to which the transferred assets are subject.

Baker & Hostetler
July 11, 1994
Page 3

         (10) None of the compensation to be received by any shareholder-employees of SHBC will be separate consideration for, or allocable to, any of their shares of SHBC Common Stock; none of the shares of EWS Class A Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (11) The merger of SHBC into Mergerco will qualify as a statutory merger under the laws of Ohio. Additionally, if SHBC had merged into EWS, it would have met the general requirements of a merger under applicable law.

         (12) The facts set forth in the Opinion are correct and there will be no change in any of the facts material to the Opinion between today and the Merger Effective Date.

                 The above representations of fact were made for the purpose of allowing Baker & Hostetler to form and issue the Opinion.

                                             SCRIPPS HOWARD BROADCASTING COMPANY


                                             By: /s/ Daniel J. Castellini
                                                 ---------------------------
                                                 Daniel J. Castellini,
                                                 Secretary and Treasurer

                                   Exhibit B





Baker & Hostetler
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485

Dear Sirs:

                 The E. W. Scripps Company ("EWS"), SHB Merger Corporation ("Mergerco"), and Scripps Howard Broadcasting Company ("SHBC") have entered into an Agreement and Plan of Merger dated as of May 4, 1994 (the "Agreement"). Pursuant to the Agreement, SHBC will merge with and into Mergerco, a wholly owned subsidiary of EWS. In accordance with the Agreement, we are requesting your opinion (the "Opinion") dated July 11, 1994, on certain federal income tax consequences of the Agreement as described in Section 7.1(g) of the Agreement with respect to the overall plan of reorganization contemplated by such Agreement (the "Transaction").

                 In preparing the Opinion, you may rely on the following representations and/or assumptions relating to the Transaction:

         (1) The fair market value of the EWS Class A Common Stock received by each SHBC shareholder will be approximately equal to the fair market value of the SHBC Common Stock surrendered in the Transaction.

         (2) Mergerco will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by SHBC immediately prior to the Transaction. For purposes of this representation, amounts paid by SHBC to holders of Dissenting Shares, amounts used by SHBC to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by SHBC immediately preceding the Transaction will be included as assets of SHBC held immediately prior to the Transaction.

         (3) Prior to the Transaction, EWS will be in control of Mergerco within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         (4) Following the Transaction, Mergerco will not issue additional shares of its stock that would result in EWS

Baker & Hostetler
July 11, 1994
Page 2

                 losing control of Mergerco within the meaning of Section 368(c) of the Code.

         (5) EWS and Mergerco have no plan or intention to reacquire any of EWS Class A Common Stock issued in the Transaction.

         (6) EWS has no plan or intention to liquidate Mergerco or merge Mergerco into another corporation, to sell or otherwise dispose of the stock of Mergerco, and EWS and Mergerco have no plan or intention to sell or otherwise dispose of any of the assets of SHBC acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, including the contribution by EWS of all the stock of Mergerco to Scripps Howard, Inc., a wholly owned subsidiary of EWS.

         (7) Following the merger of SHBC into Mergerco, Mergerco will continue the historic business of SHBC or use of a significant portion of SHBC's business assets in a business.

         (8) EWS, Mergerco, SHBC and the shareholders of SHBC will pay their respective expenses, if any, incurred in connection with the Transaction.

         (9) There is no intercorporate indebtedness existing between EWS and SHBC or between Mergerco and SHBC that was issued, acquired, or will be settled at a discount.

         (10) No two parties to the Transaction are "investment companies" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         (11) The fair market value of the assets of SHBC transferred to Mergerco will equal or exceed the sum of the liabilities assumed by Mergerco, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (12)    No stock of Mergerco will be issued in the Transaction.

         (13) The payment of cash in lieu of fractional shares of EWS Class A Common Stock is solely for the purpose of avoiding the expense and inconvenience to EWS of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Transaction to shareholders of SHBC instead of issuing fractional

Baker & Hostetler
July 11, 1994
Page 3

                 shares of EWS Class A Common Stock will not exceed 1 percent of the total consideration that will be issued in the Transaction to the shareholders of SHBC in exchange for their shares of SHBC Common Stock. The fractional share interests of each shareholder of SHBC will be aggregated, and no shareholder of SHBC will receive cash in an amount equal to or greater than the value of one full share of EWS Class A Common Stock.

         (14) None of the compensation to be received by any shareholder-employees of SHBC will be separate consideration for, or allocable to, any of their shares of SHBC Common Stock; none of the shares of EWS Class A Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (15) Any cash paid to any Dissenting Shareholder will be paid by EWS.

         (16) The merger of SHBC into Mergerco will qualify as a statutory merger under the laws of Ohio. Additionally, if SHBC had merged into EWS, it would have met the general requirements of a merger under applicable law.

         (17) The facts set forth in the Opinion are correct and there will be no change in any of the facts material to the Opinion between today and the Merger Effective Date.

                 The above assumptions and representations of fact were made for the purpose of allowing Baker & Hostetler to form and issue the Opinion.

                                                  THE E. W. SCRIPPS COMPANY

                                                  By:  /s/ Daniel J. Castellini
                                                       ------------------------
                                                       Daniel J. Castellini,
                                                       Senior Vice President,
                                                       Finance & Administration